Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-202311

Issuer Free Writing Prospectus, dated February 14, 2017

The Boeing Company

$300,000,000 2.125% Senior Notes due 2022

Summary of Final Terms

Dated February 14, 2017

Issuer	The Boeing Company

Principal Amount	$300,000,000

Trade Date	February 14, 2017

Settlement Date (T+2)	February 16, 2017

Maturity Date	March 1, 2022

Treasury Benchmark	1.875% due January 31, 2022

Treasury Price / Yield	99-19 / 1.961%

Spread to Treasury	+42 bps

Reoffer Yield	2.381%

Price to Public[1]	98.790%

Gross Fee Spread	0.350%

Coupon (Interest Rate)	2.125%

Interest Payment Dates	March 1 and September 1

First Interest Payment Date	September 1, 2017

Call Provision	MWC @ T + 10 bps at any time prior to February 1, 2022 (one month prior to maturity); par call at any time on or after February 1, 2022

CUSIP / ISIN	097023 BT1/US097023BT13

Joint Book-Running Managers

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

SMBC Nikko Securities America, Inc.

Credit Agricole Securities (USA) Inc.

Santander Investment Securities Inc.

U.S. Bancorp Investments, Inc.

Senior Co-Managers

Barclays Capital Inc.

BBVA Securities Inc.

BNP Paribas Securities Corp.

Commerz Markets LLC

Goldman, Sachs & Co.

ICBC Standard Bank Plc[2]

J.P. Morgan Securities LLC

Lloyds Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

Mizuho Securities USA Inc. Morgan Stanley & Co. LLC MUFG Securities Americas Inc. RBC Capital Markets, LLC SG Americas Securities, LLC Wells Fargo Securities, LLC

Co-Managers	ANZ Securities, Inc. BNY Mellon Capital Markets, LLC Standard Chartered Bank[3]

Junior Co-Managers

Blaylock Beal Van, LLC

C.L. King & Associates, Inc.

CastleOak Securities

Great Pacific Securities

Guzman & Company

Lebenthal & Co., LLC

Loop Capital Markets LLC

Siebert Brandford Shank & Co., LLC

The Williams Capital Group, L.P.

Notes:

[1]	Plus accrued interest, if any, from February 16, 2017.
[2]	ICBC Standard Bank Plc may not underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes that are offered or sold in the U.S. ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes that may be offered or sold by other Underwriters or Joint Bookrunners in the U.S. ICBC Standard Bank Plc shall offer and sell Notes constituting part of its allotment solely outside the U.S.
[3]	Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, Deutsche Bank Securities Inc. at 1-800-503-4611 and SMBC Nikko Securities America, Inc. at 1-888-868-6856.

$300,000,000 2.800% Senior Notes due 2027

Summary of Final Terms

Dated February 14, 2017

Issuer	The Boeing Company

Principal Amount	$300,000,000

Trade Date	February 14, 2017

Settlement Date (T+2)	February 16, 2017

Maturity Date	March 1, 2027

Treasury Benchmark	2.250% due February 15, 2027

Treasury Price / Yield	98-02+ / 2.468%

Spread to Treasury	+60 bps

Reoffer Yield	3.068%

Price to Public[1]	97.698%

Gross Fee Spread	0.450%

Coupon (Interest Rate)	2.800%

Interest Payment Dates	March 1 and September 1

First Interest Payment Date	September 1, 2017

Call Provision	MWC @ T + 10 bps at any time prior to December 1, 2026 (three months prior to maturity); par call at any time on or after December 1, 2026

CUSIP / ISIN	097023 BU8/US097023BU85

Joint Book-Running Managers	Citigroup Global Markets Inc. Goldman, Sachs & Co. Mizuho Securities USA Inc. BNP Paribas Securities Corp. Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC

Senior Co-Managers

Barclays Capital Inc.

BBVA Securities Inc.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

ICBC Standard Bank Plc[2]

J.P. Morgan Securities LLC

Lloyds Securities Inc.

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

Santander Investment Securities Inc.

SG Americas Securities, LLC SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers	ANZ Securities, Inc. BNY Mellon Capital Markets, LLC Standard Chartered Bank[3]

Junior Co-Managers

Apto Partners, LLC

Divine Capital Markets

Lebenthal & Co., LLC

Loop Capital Markets LLC

MFR Securities, Inc.

Penserra Securities LLC

Samuel A. Ramirez & Company, Inc.

Telsey Advisory Group LLC

The Williams Capital Group, L.P.

Tribal Capital Markets, LLC

Notes:

[1]	Plus accrued interest, if any, from February 16, 2017.
[2]	ICBC Standard Bank Plc may not underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes that are offered or sold in the U.S. ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes that may be offered or sold by other Underwriters or Joint Bookrunners in the U.S. ICBC Standard Bank Plc shall offer and sell Notes constituting part of its allotment solely outside the U.S.
[3]	Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, Goldman, Sachs & Co. at 1-866-471-2526 and Mizuho Securities USA Inc. at 1-866-603-5847.

$300,000,000 3.650% Senior Notes due 2047

Summary of Final Terms

Dated February 14, 2017

Issuer	The Boeing Company

Principal Amount	$300,000,000

Trade Date	February 14, 2017

Settlement Date (T+2)	February 16, 2017

Maturity Date	March 1, 2047

Treasury Benchmark	2.875% due November 15, 2046

Treasury Price / Yield	96-11+ / 3.062%

Spread to Treasury	+85 bps

Reoffer Yield	3.912%

Price to Public[1]	95.392%

Gross Fee Spread	0.875%

Coupon (Interest Rate)	3.650%

Interest Payment Dates	March 1 and September 1

First Interest Payment Date	September 1, 2017

Call Provision	MWC @ T + 15 bps at any time prior to September 1, 2046 (six months prior to maturity); par call at any time on or after September 1, 2046

CUSIP / ISIN	097023 BV6/US097023BV68

Joint Book-Running Managers	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC Barclays Capital Inc. Morgan Stanley & Co. LLC MUFG Securities Americas Inc.

Senior Co-Managers

BBVA Securities Inc.

BNP Paribas Securities Corp.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

ICBC Standard Bank Plc[2]

Lloyds Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

Santander Investment Securities Inc. SG Americas Securities, LLC SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc.

Co-Managers	ANZ Securities, Inc. BNY Mellon Capital Markets, LLC Standard Chartered Bank[3]

Junior Co-Managers	Academy Securities, Inc. Drexel Hamilton, LLC Lebenthal & Co., LLC Loop Capital Markets LLC Mischler Financial Group, Inc. Multi-Bank Securities, Inc. The Williams Capital Group, L.P.

Notes:

[1]	Plus accrued interest, if any, from February 16, 2017.
[2]	ICBC Standard Bank Plc may not underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes that are offered or sold in the U.S. ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes that may be offered or sold by other Underwriters or Joint Bookrunners in the U.S. ICBC Standard Bank Plc shall offer and sell Notes constituting part of its allotment solely outside the U.S.
[3]	Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, J.P. Morgan Securities LLC at 1-212-834-4533 and Wells Fargo Securities, LLC at 1-800-645-3751.